                                                                     EXHIBIT 2.3

                              SEPARATION AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into as of the 31st day of December, 2003, by and between SCOLR, Inc., a Delaware corporation (the "Company") and Steven Henry Moger ("Moger") in order to provide the terms and conditions of Moger's separation of employment, and to fully and completely resolve any and all issues that Moger might have in connection with his relationship with the Company and any related or affiliated Companies and the termination of such relationships.

         NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

1. Termination of Employment Relationship and Separation. Moger's employment with the Company shall cease effective as of December 31, 2003 (the "Separation Date"). All of Moger's wages and employee benefits (except as otherwise provided herein) will also cease as of the Separation Date. The parties agree that Moger will be paid accrued wages through the Separation Date and will be paid for all accrued vacation, both computed at his current rate of compensation and less lawfully required witholdings.

2. Resignation. Moger hereby resigns from all employee and officer positions with the Company and its subsidiaries.

3. Stock Options. Moger has been granted stock options (the "Options") exercisable for up to 400,000 shares of the Company's common stock as more fully set forth on Schedule A attached hereto. The terms of the Options are hereby amended as follows:

         3.1 The Options shall become vested and immediately exercisable as to an aggregate of 400,000 shares ("Vested Options") of the respective grants and the Company's 1995 Stock Option Plan (the "Plan").

         3.2 The Vested Options shall remain exercisable until the close of business on December 31, 2006.

4. Waiver of Claims. In return for the benefits conferred by this Agreement and other related events, Moger, on behalf of himself and his marital community, heirs, executors, administrators and assigns, hereby releases in full, and forever discharges, acquits, and holds harmless, the Company, including any of the Company's past or present parent, subsidiary or otherwise affiliated (through common ownership to any extent or otherwise) corporations, partnerships, or other business enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, attorneys, accountants, representatives, agents and employees (these entities/persons together with the Company are collectively referred to as "Associated Persons"), from any and all claims, disputes, suits, demands, causes of action, liabilities, damages, expenses and obligations of every nature, character and kind (collectively "Claims") that Moger may possess, whether known or unknown, which may now exist or hereafter may be discovered, specifically including without limitation any and all Claims arising from or relating to Moger's employment or relationship with the Company, or the Separation of such employment; provided that this release does not include any Claims arising under the express terms of this Agreement and since it is the Equal Employment Opportunity Commission's position that a right to file a claim cannot be waived, this release does not include the right to file a claim with the Equal Employment Opportunity Commission (although Moger expressly waives his right to obtain any personal relief or damages related to any EEOC claim or charge). This release includes, but is not limited to, any Claims that Moger might have for additional compensation, including without limitation any Claim for any past, current or future wages, bonuses, incentive payments, severance or benefits and applies to Claims for damages or other personal remedies that he might have under federal, state and/or local law dealing with employment, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, Title VII of the Civil Rights Act of 1965, the Post-War Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington's Law Against Discrimination, Chapter 49.60 RCW, and Washington's Minimum Wage Act, Chapter 49.46 RCW, and any regulations under such laws. This release further applies to any Claims or right to personal damages or other personal legal or equitable remedies that Moger may have as a result of filing any complaint, charge or other action before any administrative agency. This release shall not affect any reimbursement rights Moger may have under any medical insurance or any accrued rights under any retirement savings plan and shall not affect or include any rights he now has or may have in the future as a shareholder or stockholder of the Company or any related or affiliated company or entity nor does it nor will it affect or include any rights he has to indemnification by the Company for claims against him by third parties, and such indemnification rights shall remain in full force and effect beyond the term of this Agreement. MOGER ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE HE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT HE MAY HAVE AGAINST THE COMPANY, INCLUDING ASSOCIATED PERSONS, EXCEPT FOR THE RIGHTS SPECIFICALLY EXCLUDED ABOVE AND THOSE RIGHTS PROVIDED HEREIN.

         Similarly, in return for the benefits conferred by this Agreement and other related events, the Company hereby releases in full, and forever discharges acquits, and holds harmless, Moger, from any and all claims, disputes, suits, demands, causes of action, liabilities, damages, expenses and obligations of every nature, character and kind (collectively "Claims") that the Company may possess, whether known or unknown, which may now exist or hereafter may be discovered, specifically including without limitation any and all Claims arising from or relating to Moger's employment with the Company, or the Separation of such employment and/or his role or status as an officer, director and agent of the Company.

5. Indemnification. To the fullest extent authorized or permitted by the laws of the State of Delaware and the Company's Certificate of Incorporation, the Company shall defend and indemnify Moger against liability in connection with any proceeding to which Moger is made or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company.

6. Non-Admission of Liability. The Company is offering these benefits to Moger due to its desire to have an amicable separation of employment with him and in recognition of his past contributions to the Company. This Agreement shall not be construed as an admission by the Company of any liability to Moger, breach of any agreement between the parties, or violation by the Company of any statute or regulation. Moger is accepting these benefits due to his desire to have an amicable separation of employment from the Company. This Agreement shall not be construed as an admission by Moger of any liability to the Company, breach of any agreement between the parties, or violation by Moger of any statute or regulation.

7. Confidentiality. Moger and the Company executed a Proprietary Information and Inventions Agreement ("PIIA") dated August 6, 1986, which remains in full force and effect, provided that as of the effective date of this Agreement, the PIIA does not apply to "Confidential Information," as defined under the PIIA, transferred to the buyer under that certain Assets Purchase Agreement, dated December 31, 2003 ("APA") or as may be necessary for operation of the Business, as defined in the APA.

8. Reference. The Company agrees to provide Moger a favorable letter of recommendation executed by the Chairman of the Company's Board of Directors for Moger's use with respect to prospective employers, in such form as the parties shall reasonably agree.

9.       Miscellaneous.

         9.1 Entire Agreement. This document is the entire, final and complete agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all written and oral agreements and understandings heretofore made or existing by and between the parties or their representatives with respect thereto.

         9.2 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         9.3 Binding Effect. All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

         9.4 Amendment. No supplement, modification or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

         9.5 Severability. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

         9.6 Enforcement. In the event that there is a breach of this Agreement by either party or noncompliance with the terms contained herein, the nondefaulting or prevailing party shall be entitled to recovery of any reasonable attorney's fees and costs incurred in enforcing this Agreement.

         9.7 Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law principles. Any suit or action arising out of or in connection with this Agreement, or any breach hereof, shall be brought and maintained in the federal or state courts in Seattle, Washington. The parties hereby irrevocably submit to the jurisdiction of such courts for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such suit or action in any such court and any claim that any such suit or action has been brought in an inconvenient forum.

         9.8 Counterparts. This Agreement may be executed by the parties individually or in separate counterparts, each of which shall be an original, and each of which taken together shall constitute one in the same agreement.

         9.9 Further Acts. The parties agree to execute such additional documents and take such other actions as are reasonably necessary to implement the terms of this Agreement.

10. No Pressure or Coercion. Moger acknowledges that he has read this Agreement and is being given an opportunity to consider it for up to twenty-one days, although he may sign it and deliver it to the Company during the twenty-one day period. Moger has been advised to discuss it with financial and legal counsel of his choice. The parties further acknowledge that he may revoke this Agreement within seven (7) days after he has signed and delivered it. Only after that seven-day period has passed, will the obligations under this Agreement become effective.

                REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

                            SIGNATURE PAGE TO FOLLOW.

IN WITNESS WHEREOF, the parties have executed this agreement freely, voluntarily and with a complete understanding of its terms and present and future effect as of the date set forth above.

STEVEN H. MOGER                          SCOLR, INC.


  /s/ Steven H. Moger                    By: /s/ Daniel O. Wilds
_________________________________           ____________________________________

                                         Title: President & CEO
                                               _________________________________

Date: 1/15/04                            Date: 1/15/04
     ____________________________             __________________________________

                                   SCHEDULE A
                                   ----------






                                                                           VESTING SCHEDULE
                                                                           ----------------

                     DATE OF        PRICE/         NO. OF                   VESTED AS OF:                                TERMINATION
EMPLOYEE              GRANT          SHARE         SHARES     9/5/2003        12/31/01      12/31/02       12/31/03         DATE
--------             --------       ------         ------     --------     -------------    --------       --------      -----------
MOGER, STEVE         04/06/95       $ 0.25         40,000       40000            40,000      40,000          40,000         11/16/04
                     11/22/96       $ 0.78         10,000       10000            10,000      10,000          10,000         11/22/06
                     04/21/97       $ 0.32         30,000       30000            30,000      30,000          30,000         04/21/07
                     01/30/98       $ 1.00         10,000       10000            10,000      10,000          10,000         01/30/08
                     09/24/99       $ 0.50         20,000       20000            13,333      20,000          20,000         09/24/09
                     02/09/01       $ 0.66        100,000       66667            16,667      33,333          66,667         02/09/11
                     05/24/01       $ 0.56         10,000        6667             1,667       3,333           6,667         05/24/11
                     11/26/02       $ 1.20         60,000       10000                --          --          20,000         11/26/12
                     05/15/03       $ 1.05        100,000      100000                                       100,000         05/13/13
                     11/11/03       $ 1.97         20,000                                                                   11/11/13